Exhibit 10.1

[FORM OF]
DEFERRED STOCK UNIT AWARD AGREEMENT

DEFERRED STOCK UNIT AWARD AGREEMENT dated as of the __ day of ________ 20__ (the “Award Agreement”), by and between Redwood Trust, Inc., a Maryland corporation (the “Company”), and ______________, an [employee/director] of the Company (the “Participant”).

Pursuant to the 2002 Redwood Trust, Inc. Incentive Stock Plan (the “Plan”), the Compensation Committee (the “Committee”) has determined that the Participant is to be granted a Deferred Stock Unit award for shares of the Company’s common stock, par value $0.01 per share, on the terms and conditions set forth herein (the “Award”), and the Company hereby grants such Award.  This Award is being made in connection with a deferral of compensation by the Participant pursuant to the Redwood Trust, Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) and the executed Deferral Election attached hereto as Exhibit A (the “Deferral Election”). Any capitalized terms not defined herein shall have the meaning set forth in the Plan or the Deferred Compensation Plan, as applicable.

1.           Number of Shares Awarded; Deferral Election.  This Award entitles the Participant to receive ______________ shares of the Company’s common stock, par value $0.01 per share (the “Award Shares”), upon expiration of the Restricted Period described below.

2.           Dividends.  Notwithstanding Section 7(3)(b) of the Plan, the number of Award Shares set forth in Section 1 shall not be adjusted to reflect the payment of regular cash dividends declared on the Company’s common stock during the Restricted Period.  The Participant will instead be entitled to dividend equivalent payments (“DERs”) with respect to the Award Shares pursuant to the Plan or the Deferred Compensation Plan and in accordance with the applicable Deferral Election.

3.           Vesting and Restricted Periods.

(a)	The Award shares shall vest on the following schedule:

  As of _________ __, 20__, 25%

  At the beginning of each subsequent calendar quarter, 6.25%;

  All Award shares shall be fully vested as of _________ __, 20__.

Award Shares that have become vested are referred to as “Vested Award Shares”.  The period from the date of this Award to the applicable date or dates specified for delivery of such shares is referred to as the “Restricted Period”.

(b)           No Award Shares shall be credited to Participant’s Deferral Account until they have become Vested Award Shares.  Vested Award Shares shall be delivered to the Participant at the time or times provided in the Deferral Election and the Deferred Compensation Plan (or any re-deferral election made in accordance with Section 409A and the terms of the Deferred Compensation Plan.  Vested Award Shares shall not be forfeited in the event of termination of employment but rather delivery of such shares shall continue to be governed by the terms of the Deferral Election and the Deferred Compensation Plan (or any re-deferral election made in accordance with Section 409A and the terms of the Deferred Compensation Plan).  [In connection with the delivery of Vested Award Shares to Participant, Participant and the Company agree that delivery of such Vested Award Shares shall be net of a number of such shares which shall be forfeited by Participant in order to satisfy the applicable tax withholding obligation relating to such delivery to Participant.]

(c)           Upon termination of employment with the Company for any reason other than death or Disability prior to expiration of the Restricted Period, any Award Shares not vested at the time of such termination shall become ineligible for crediting to Participant’s Deferral Account and shall be forfeited.  Upon termination of employment with the Company due to death or Disability prior to the expiration of the Restricted Period, any Award Shares not vested at the time of such termination shall immediately vest and be credited to the Participant’s Deferral Account and shall not be forfeited.

4.           At-Will Employment.  This Award Agreement is not an employment contract and nothing in this Award Agreement shall be deemed to create in any way whatsoever any obligation of the Participant to continue in the employ of the Company or on the part of the Company to continue the employment of the Participant with the Company.  It is understood and agreed to by the Participant that the Award and participation in the Plan or the Deferred Compensation Plan does not alter the at-will nature of Participant’s relationship with the Company (subject to the terms of any separate employment agreement Participant may have with the Company).  The at-will nature of Participant’s relationship with the Company can only be altered by a writing signed by both the Participant and the President of the Company.

5.           Notices.  Any notice required or permitted under this Award Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Participant either at the Participant’s address set forth below or such other address as the Participant may designate in writing to the Company, and to the Company:  Attention:  General Counsel, at the Company’s address or such other address as the Company may designate in writing to the Participant.

6.           Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of this Award Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

7.           Existing Agreements.  This Award Agreement does not supersede nor does it modify any existing agreements between the Participant and the Company[; provided that, all award agreements previously executed by the Company and the Participant which relate to Deferred Stock Unit awards shall be hereby amended to incorporate therein the provisions of Section 3(c) of this Award Agreement that relate to death and Disability].

8.           Governing Law.  This Award Agreement shall be governed by and construed according to the laws of the State of Maryland without regard to its principles of conflict of laws.

9.           Incorporation of Plan.  The Plan and the Deferred Compensation Plan are incorporated by reference and made a part of this Award Agreement, and this Award Agreement is subject to all terms and conditions of the Plan and the Deferred Compensation Plan as in effect from time to time.  Notwithstanding the foregoing, this Award Agreement is intended to comply with Section 409A of the Code and this Award Agreement, the Plan and Deferred Compensation Plan shall be interpreted in a manner consistent with such intent, and any provisions of this Agreement, the Plan or the Deferred Compensation Plan that would cause the Award to fail to satisfy the requirements for an effective deferral of compensation under Section 409A of the Code shall have no force and effect.

10.        Amendments.   This Award Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.  Notwithstanding the foregoing, the Deferral Election shall be irrevocable and the dates specified for distribution of Vested Award Shares may not be modified after the date hereof except as otherwise permitted under Section 409A of the Code.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Award Agreement on the day and year first above written.

REDWOOD TRUST, INC.

By:
Martin S. Hughes
President & Chief Executive Officer
One Belvedere Place, Suite 300
Mill Valley, CA 94941

The undersigned hereby accepts and agrees to all the terms and provisions of this Award Agreement and to all the terms and provisions of the Plan herein incorporated by reference.

[Insert Participant Name]
c/o Redwood Trust, Inc.
One Belvedere Place, Suite 300
Mill Valley, CA 94941